Exhibit 99.2
ROYAL CARIBBEAN CRUISES LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)
	Six Months Ended June 30,
	2008	2007
Operating Activities
Net income	$160,356	$137,570
Adjustments:
Depreciation and amortization	251,667	237,676
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	68,149	(25,930)
Increase in inventories	(20,341)	(10,158)
Increase in prepaid expenses and other assets	(47,747)	(112,080)
Increase in accounts payable	26,604	7,559
(Decrease) increase in accrued expenses and other liabilities	(15,143)	76,041
Increase in customer deposits	354,894	513,490
Other, net	(17,008)	(1,022)
Net cash provided by operating activities	$761,431	$823,146

Investing Activities
Purchases of property and equipment	(1,313,168)	(1,075,814)
Cash received on settlement of derivative financial instruments	253,872	45,056
Other, net	(28,515)	(10,108)
Net cash used in investing activities	(1,087,811)	(1,040,866)

Financing Activities
Debt proceeds	1,098,105	1,897,780
Debt issuance costs	(12,006)	(10,048)
Repayments of debt	(511,634)	(1,514,686)
Dividends Paid	(96,017)	(66,339)
Proceeds from exercise of common stock options	3,372	16,427
Other, net	495	2,593
Net cash provided by financing activities	482,315	325,727

Effect of exchange rate changes on cash	439	(162)

Net increase in cash and cash equivalents	156,374	107,845
Cash and cash equivalents at beginning of period	230,784	104,520
Cash and cash equivalents at end of period	$387,158	$212,365

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$172,448	$137,499